Exhibit 99.1

Contact:
Name:  Philip Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                                                                                       July 27, 2006

NSTAR Announces Second Quarter Results for 2006 and Raises

Long-term Earnings Growth Estimate

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $45.7 million, or $0.43 per common share, for the second quarter of 2006, compared to $33.2 million, or $0.31 per share reported for the same period in 2005.

The company also reported earnings of $1.93 per common share for the twelve-month period ended June 30, 2006, compared to $1.69 per share for the twelve months ended June 30, 2005.

Chairman, President and Chief Executive Officer Thomas J. May said, “With the demand for electricity at all-time highs this summer, we are working hard to ensure that we will meet customer needs now and into the future.  On July 18, 2006 NSTAR reached an all-time peak electric demand of 4,723 megawatts which represents an increase of 2.3% over the previous all-time peak set last July.  Clearly the investments of more than $1 billion we have made over the last three years to maintain reliability and upgrade our electric system infrastructure are paying off as our system continues to perform at high levels of reliability.”

May added, “We are now in the final stages of energizing our $220 million transmission project that will improve the reliability of the region’s transmission system and will allow NSTAR customers access to lower cost suppliers of electricity in southeastern Massachusetts and Rhode Island.”

Second Quarter Results

Earnings for the second quarter of 2006 were $0.43 per share compared to $0.31 for the same period last year.  The $0.12 per share improvement in earnings for the quarter primarily reflects an increase in transmission revenues as a result of investments in transmission infrastructure; higher electric and gas sales which increased 1.6% and 1.4%, respectively; income relating to a seven year rate settlement that became effective January 1, 2006; and lower operations and maintenance costs.

Earnings Outlook

NSTAR also announced that it has raised its longer-term earnings per share growth estimate to be in the 6%-8% range from the 4%-6% range provided in its earnings release on January 26, 2006.  The company’s revised estimate reflects several factors including: 2006 six-months reported financial results; full implementation of its seven-year rate agreement; lower growth in O&M expense than previously estimated; and returns provided by planned transmission system upgrades.  The company also reiterated its goal to raise its dividend in line with earnings growth.

Assuming continued favorable weather impacts for the remainder of 2006, the company expects to achieve earnings per share in the upper end of its $1.90-$1.96 earnings guidance range for the year.

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Second Quarter Conference Call

NSTAR is holding a conference call to discuss its second quarter results on Friday, July 28, 2006 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstaronline.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.5 billion and assets of $7.6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: impact of continued cost control procedures on operating results; weather conditions and damage from major storms; changes in tax laws, regulations and rates; financial market conditions; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Telecommunications and Energy and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; changes in financial accounting and reporting standards; new requirements or liabilities; changes in specific hazardous waste site conditions and the specific governmental regulations or changes to existing regulations that impose additional operating cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; future economic conditions in the regional and national markets; ability to maintain current credit ratings; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

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Comparative unaudited results for the second quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended June 30:	2006	2005	% Change
Operating revenues	$784,586	$692,005	13.4%
Net income	$45,666	$33,151	37.8%
Earnings per basic and diluted share	$0.43	$0.31	38.7%
Weighted average number of shares:
Basic	106,808	106,767	-%
Diluted	107,055	107,567	(0.5)%
Dividends paid per common share	$0.3025	$0.29	4.3%

Twelve months ended June 30:	2006	2005	% Change
Operating revenues	$3,490,426	$3,066,687	13.8%
Net income	$206,428	$180,660	14.3%
Earnings per share:
Basic	$1.93	$1.70	13.5%
Diluted	$1.93	$1.69	14.2%
Weighted average number of shares:
Basic	106,808	106,558	0.2%
Diluted	107,091	107,166	(0.1)%
Dividends paid per common share	$1.185	$1.135	4.4%

(a) More detailed financial information is included in NSTAR’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 27, 2006.

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